UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2006

Commission File Number: 001-31516

GETTY IMAGES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	98-0177556
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

601 NORTH 34TH STREET,

SEATTLE, WASHINGTON 98103

(Address of principal executive offices)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 925-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) Compensatory arrangements of certain officers.

On September 12, 2006, our Board of Directors approved a new non-executive director compensation plan. The plan is as follows:

•	$60,000 annual cash retainer for each director;

•	$5,000 annual retainer for the chair of the Audit Committee;

•	$2,500 annual retainer for the chair of the other committees;

•	No meeting fees for Board or committee meeting attendance;

•	Payment of the cash component of the compensation in arrears on a calendar quarter basis;

•	An annual award of restricted stock units (RSUs) on the first trading day of August of each year in the amount of $100,000. This award will vest 25% each year on the anniversary of the grant date over a 4-year period; and

•	An award of RSUs in the amount of $100,000 for every director who joins the Board. This award also will vest 25% each year on the anniversary of the grant date over a 4-year period.

On December 8, 2006, our Board of Directors amended this plan to move the timing of the annual RSU award from the first trading day of August to the first trading day of May of each year to coincide with the date of the annual shareholders meeting. This change will allow those directors who do not stand for re-election or otherwise do not continue in service following an annual shareholders meeting to gain the benefit of the vesting during the year of service they provided prior to the shareholders meeting.

Our chairman, Mr. Mark Getty, does not participate in the compensation plan described above. On December 8, 2006, the Board of Directors approved a compensation plan for Mr. Getty pursuant to which Mr. Getty elected to waive his right to cash compensation in 2007, but will receive the award of RSUs in the amount of $100,000 in line with other non-executive directors as outlined above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY IMAGES, INC.

By:	/s/ THOMAS OBERDORF
Thomas Oberdorf
Senior Vice President and Chief Financial Officer

Date: December 14, 2006